Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Declares Quarterly Dividend of $0.02 per Share

WEST MELBOURNE, FL, March 14, 2017 – RELM Wireless Corporation (NYSE American: RWC), today announced that today its Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on April 16, 2018 to shareholders of record of the Company’s common stock as of the close of business on April 2, 2018.

Kyle Cerminara, Chairman of the Board, said, “We are pleased to continue the Company’s capital return program with the declaration of our eighth consecutive quarterly dividend. The capital return program also includes stock repurchases. We believe the Company has ample working capital to sustain the program while funding our development, growth and investment objectives.”

About RELM Wireless Corporation

As an American manufacturer for over 70 years, RELM Wireless is deeply rooted in the public safety communications industry, manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. RELM Wireless’ products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900. The Company’s common stock trades on the NYSE American market under the symbol “RWC”.